EXHIBIT 8.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Act of 1934, as amended, each of Daniel L. Goodwin, The Inland Group, Inc., Inland Real Estate Investment Corporation and Inland Investment Stock Holding Company hereby agrees that the Schedule 13G to which this Exhibit 8.1 is attached and any amendments thereto relating to the acquisition or disposition of shares of common stock of Inland Real Estate Corporation is filed jointly on behalf of each of them.

Dated:  February 14, 2008

DANIEL L. GOODWIN

By:	/s/ Daniel L. Goodwin
Name:	Daniel L. Goodwin
Date:	February 14, 2008

THE INLAND GROUP, INC.

By:	/s/ Alan Kremin
Name:	Alan Kremin
Title:	Treasurer
Date:	February 14, 2008

INLAND REAL ESTATE INVESTMENT CORPORATION

By:	/s/ Roberta S. Matlin
Name:	Roberta S. Matlin
Title:	Vice President
Date:	February 14, 2008

INLAND INVESTMENT STOCK HOLDING COMPANY

By:	/s/ Roberta S. Matlin
Name:	Roberta S. Matlin
Title:	Vice President
Date:	February 14, 2008